EXHIBIT 10.22

QUANEX BUILDING PRODUCTS CORPORATION

SECTION 16 OFFICER

[STOCK-][CASH-]SETTLED

STOCK APPRECIATION RIGHT AGREEMENT

[GRANTEE NAME]

Grantee

Date of Grant:	<< >>

Total Number of Shares Relating to the SARs Granted:	<< >>

Grant Price per Share
(the Grant Price per Share is equal to the last per share sales price of the common stock of Quanex Building Products Corporation for the Date of Grant and, if the stock was not traded on the Date of Grant, the first trading day immediately preceding the Date of Grant, as reported in the New York Stock Exchange Composite Transactions)

<<$ >>

Expiration Date:	<< >>

General Vesting Schedule:	[ % exercisable on . 0% exercisable prior to .] [ years, with vesting in installments of % on the anniversary date of the Date of Grant in each of the years.]

The following terms and conditions are applicable to a stock appreciation right (a “SAR”) granted pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”) and are incorporated as part of this Stock Appreciation Right Agreement setting forth the terms of such SAR (this “Agreement”).

1.	GRANT OF STOCK APPRECIATION RIGHT. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a stock appreciation right (“SAR”) that entitles you to receive, upon exercise hereof, [the number of shares of the Company’s common stock][cash payment(s) from the Company in an amount] determined by multiplying the excess of the Fair Market Value of a share of the Company’s common stock on the date of exercise over the Grant Price per share set forth above by the number of shares of the Company’s common stock with respect to which the SAR is exercised[ and dividing the resulting product by the Fair Market Value of a share of the Company’s common stock on the date of exercise]. Except as otherwise expressly provided herein, the SAR is exercisable in accordance with the General Vesting Schedule set forth above by giving written notice to the Company as specified in this Agreement. To the extent not exercised, any installments shall be cumulative and may be exercised in whole or in part until the SAR terminates. Notwithstanding anything to the contrary herein, the SAR may not be exercised after the earlier of the Expiration Date set forth above (the “Expiration Date”) or the applicable date following your termination of employment specified in Section 2 of this Agreement.

Section 16 Officer

[Stock Settled]—[Cash Settled]

2.	TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply if your employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates or a Change in Control of the Company occurs before the Expiration Date:

2.1 Termination Generally. Except as otherwise expressly provided to the contrary in this Section 2, (a) all of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or 90 days after the date your employment with the Company Group terminates and (b) the SAR shall not continue to vest after such termination of employment.

2.2 Change in Control of the Company. If a Change in Control (as such term is defined in the Change in Control Agreement between you and the Company) of the Company occurs, you are employed by the Company Group as of that date, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then any unvested portion of the SAR shall immediately vest and become fully exercisable immediately prior to the occurrence of the Change in Control. Notwithstanding anything to the contrary contained in this Agreement or the Plan, if following the commencement of any discussion with a third person that ultimately results in a Change in Control of the Company, (i) your employment with the Company is terminated, (ii) you are removed from any material duties or position with the Company, (iii) your base salary is reduced, or (iv) your target annual bonus is reduced to an amount less than the target bonus paid to you during the previous fiscal year, then for all purposes of this Agreement, such Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction.

2.3 Retirement or Disability. If your employment with the Company Group terminates due to your Retirement or Disability, then your rights under the SAR that have not then vested shall vest on the effective date of your Retirement or termination of employment due to Disability. All of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date your employment with the Company Group terminates as a result of Retirement or a Disability. For purposes of this Section 2.3, the term “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

2.4 Death. If your employment with the Company Group terminates due to your death, then your rights under the SAR that have not then vested shall vest on the date of your death. All rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date of your death. After your death, your executors, administrators or any person or persons to whom your SAR may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the SAR to exercise the SAR.

Section 16 Officer

[Stock Settled]—[Cash Settled]

3.	EXERCISE. Subject to the terms and provisions of the Plan and this Agreement, the SAR may be exercised in whole or in part from time to time by the delivery of timely written notice personally delivered or sent by first class mail or facsimile transmission to the attention of the General Counsel or Chief Financial Officer of the Company stating (1) the date you wish to exercise such SAR, (2) the number of shares of the Company’s common stock with respect to which the SAR is to be exercised and (3) the [address or account][address] to which [the shares of the Company’s common stock][any payment], less any applicable withholding, should be mailed [or transmitted]. Notice under this paragraph shall be addressed as follows: ATTN: General Counsel and/or Chief Financial Officer, Quanex Building Products Corporation, 1800 West Loop South, Suite 1500, Houston, Texas 77027 or 713.439.1016 (if via facsimile transmission). The Company may provide a delegate to receive such notice or alternate procedures for complying with the exercise and notice requirements of this section. The exercise date shall be the later of the date specified in such notice or the date such notice is actually received by the Company or its delegate.

4.	EXTENSION OF EXPIRATION DATE IN CERTAIN CIRCUMSTANCES. If on the last business day prior to the Expiration Date (a) the exercise of the SAR is prohibited by applicable law or (b) you are prohibited from trading any Shares as the result of a Company policy or a “lock-up” agreement between you and the Company, the Expiration Date shall be extended until the date that is thirty (30) days following the end of the prohibition instituted by such law, Company policy, or lock-up agreement. In such event, the term “Expiration Date” as used in this Agreement shall refer to such extended date.

5.	AUTOMATIC EXERCISE IN CERTAIN CIRCUMSTANCES. If on the Expiration Date (as may be extended pursuant to Section 4), (a) the fair market value of one share of Stock exceeds the Grant Price, and (b) you have not exercised the SAR, and (c) the SAR has not otherwise expired or terminated; then you shall be deemed to have exercised the SAR as of the Expiration Date. In such event, the Company will deliver to you the payment value due in connection with exercise of the SAR, less the number of shares (or cash) required for withholding taxes; provided, however, that any fractional shares shall be settled in cash.

6.	TAX WITHHOLDING. To the extent that the receipt of the SAR or this Agreement, the vesting of the SAR or the exercise of the SAR results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from the [shares][payment] subject to the SAR or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

7.	NONTRANSFERABILITY. Except as specified in this Agreement, the SAR and this Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you. You may transfer the SAR to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

Section 16 Officer

[Stock Settled]—[Cash Settled]

The terms applicable to the assigned stock appreciation right(s) shall be the same as those in effect for the SAR immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Committee may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of the SAR under the Plan, and the SAR shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding the SAR. Such beneficiary or beneficiaries shall take the transferred stock appreciation right(s) subject to all the terms and conditions of this Agreement. Except for the limited transferability provided by the foregoing, outstanding stock appreciation rights under the Plan shall not be assignable or transferable.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement or your transfer of the SAR. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.

8.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the SAR shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.	EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.	NO RIGHTS AS A STOCKHOLDER. You shall not have any rights as a stockholder of the Company with respect to any shares of common stock relating to the SAR[ until the date of the issuance of the shares following exercise of the SAR pursuant to this Agreement and the payment of any required withholding].

11.	NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

12.	[SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the shares of the Company’s common stock issuable under the Plan of an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

13.	REGISTRATION. The shares of the Company’s common stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

14.	SALE OF SECURITIES. The shares of the Company’s common stock that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the shares of the Company’s common stock issued hereunder to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.]

Section 16 Officer

[Stock Settled]—[Cash Settled]

15.	LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

16.	MISCELLANEOUS. This Agreement and the SAR are awarded pursuant to and are subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. If there is a conflict between this Agreement and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.

By your acceptance of the SAR, you agree that the SAR is granted under, governed by and subject to the terms of the Plan and this Agreement.

QUANEX BUILDING
PRODUCTS CORPORATION

[Name and Title of Executing Officer]

Section 16 Officer

[Stock Settled]—[Cash Settled]

5